SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              PATHMARK STORES, INC.
             (Exact Name of Registrant as Specified in its Charter)
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                Delaware                                                22-2879612
(State of Incorporation or Organization)                   (I.R.S. Employer Identification No.)
 200 Milik Street, Carteret, New Jersey
          (Address of Principal                                           07008
           executive offices)                                           (Zip Code)




If this form relates to the registration of a class of       If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act     securities pursuant to Section 12(g) of the Exchange
and is effective pursuant to General Instruction A. (c),     Act and is effective pursuant to General Instruction
please check the following box. [  ]                         A.(d), please check the following box. [X]
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Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:
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                    Title of Each Class                                        Name of Each Exchange On
                    To Be so Registered                                    Which Each Class is to Be Registered
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Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock,Par Value $0.01 per Share
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                                (Title of Class)


Warrants to Purchase 5,294,118 Shares of Common Stock, Par Value $0.01 per share
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                                (Title of Class)


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Item 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.

This registration statement on Form 8-A relates to the registration of the following securities issued by the registrant, in accordance with the joint plan of reorganization under chapter 11 of title 11, United States Code of the registrant and certain affiliated companies (the "Plan"). The Plan and the amended and restated certificate of incorporation of the registrant governing the securities to be registered are expected to become effective on or around September 6, 2000.

         (a) Description of Common Stock

                  Upon effectiveness of the Plan, the registrant will have 100,000,000 shares of authorized capital stock, all of which will be common stock, par value $0.01 per share. Upon effectiveness of the Plan, 30,098,510 shares of common stock of the registrant will be issued and outstanding. All shares of common stock, when issued pursuant to the Plan, will be fully paid and nonassessable.

                  The holders of common stock will have the right to vote on all matters, for which shareholders of the registrant will be entitled to vote thereon at all meetings of the shareholders of the registrant and will have the right to one vote for each share of common stock entitled to vote at such meeting.

                  The holders of common stock will be entitled to such dividends (whether payable in cash, property or stock) as may be declared from time to time by the board of directors of the registrant and will be entitled, after payment of all prior claims, to receive ratably all assets of registrant upon the liquidation, dissolution or winding up of the registrant. The common stock does not give the holders thereof any redemption, conversion or preemptive rights to purchase or subscribe for securities in the registrant.

                  The common stock to be issued on the effective date of the Plan will not be registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities blue sky law, and will be issued in reliance upon the exemption from the Securities Act and equivalent state law registration provided by section 1145(a)(1) of the Bankruptcy Code.

                  On the effective date of the Plan, the registrant will enter into a registration rights agreement with the holders of the common stock and the warrants. Under the registration rights agreement and subject to the conditions therein, the registrant will be required to use its best efforts to register the common stock and the warrants pursuant to a "shelf registration," and to keep such shelf registration continuously effective for two years.

                  On the effective date of the Plan, the holders of existing bonds of the registrant and of certain existing bonds issued by an affiliate of the registrant but guaranteed by the registrant ("Existing Bondholders") will own 100% of the issued and outstanding common stock. This percentage ownership is subject to dilution as a result of (a) the exercise of the warrants to purchase common stock, (b) the exercise of options to purchase common stock pursuant to the long term stock incentive plan of the registrant and/or (c) the grant of 98,510 shares of restricted common stock to


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the chief executive officer of the registrant in connection with the modification of his retention and sale bonus agreement.

                  (b) Description of Warrants

                  On the effective date of the Plan, the registrant will issue to Existing Bondholders an aggregate of 5,294,118 warrants. The warrants will have a term of ten years from the effective date of the Plan and an exercise price of $22.31, based on a reorganization enterprise value of the registrant of $1.3 billion. The warrants shall entitle the holders thereof to purchase shares of common stock, representing fifteen percent of the outstanding Common Stock of the registrant prior to giving effect to the exercise of options to purchase shares of common stock under the long term stock incentive plan or the grant of restricted shares of common stock to the chief executive officer of the registrant. The warrants will contain customary antidilution provisions. The warrants will not be registered under the Securities Act as of the effective date of the Plan.



Item 2.           EXHIBITS

2.1.     Form of Amended and Restated Certificate of Incorporation

2.2.     Form of Warrant Agreement

2.3.     Specimen of Common Stock Certificate

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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       PATHMARK STORES, INC.

Date:  August 11, 2000                 By:  /S/  Marc Strassler
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                                            Name:  Marc Strassler
                                            Title: Senior Vice President and
                                                   Secretary